Exhibit 10.1

AMENDMENT

TO THE STEVEN J. HILTON

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment is entered into this 23rd day of March, 2007, between Meritage Homes Corporation. (the “Company”) and Steven J. Hilton (“Executive”).

WHEREAS, the Company previously entered into the Second Amended and Restated Employment Agreement with Executive effective as of January 1, 2007 (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement to prohibit the Executive from engaging in certain land banking transactions both during the Executive’s employment and for a certain period of time after his termination of employment with the Company.

NOW THEREFORE, the parties wish to amend the Agreement as follows:

1.             Unless as otherwise provided herein, this Amendment shall be effective as of the effective date of the Agreement, which was January 1, 2007.

2.             Section 1 of the Agreement is hereby amended by adding the following sentence at the end thereof:

During the term of his employment under this Agreement (as set forth in Section 2) Executive shall be prohibited in engaging in any personal land banking or lot or land development without the prior written consent of the Board.

3.             Section 7(c)(iv) of the Agreement shall be amended and restated as follows:

(iv) any options previously granted to Executive will become fully vested and exercisable and all restrictions on awards will lapse;

4.             Section 7(e)(iv) of the Agreement shall be amended and restated as follows:

(iv) any options previously granted to Executive will become fully vested and exercisable and all restrictions on awards will lapse and, to the extent permitted under the plan’s governing documents, Executive (or Executive’s beneficiary(ies)) shall have a period of one year from the Date of Termination of employment to exercise such options;

5.             Section 8(a)(1) of the Agreement is hereby amended by replacing the first sentence thereof with the following sentence:

(1)           engage in any production homebuilding or home sales within 100 miles of any Company project, provided, that, for purposes of this Section 8(a)(1), Executive (a) may own stock in the Company and less than 1% of any other publicly traded homebuilder, and (b) may engage in custom homebuilding (up to 5 homes annually for third parties and 2 for family members), land banking, lot development, and land development; provided, however, that (x) Executive may not land bank or develop lots or land with any former employee of the Company, and (y) Executive may not directly or indirectly engage in the sale of finished lots within the restricted area described above, unless at least 10 business days prior to any offer to a third party, the lots are offered to the Company, and if the Company (or its nominee) determines to purchase the property, the applicable selling party negotiates a sale in good faith.

6.             This Amendment shall amend only the provisions set forth herein and those provisions not amended shall be considered in full force and effect.

Meritage Homes Corporation

By:	/s/ Ray Oppel
	Its:	Exec. Compensation Committee Chair

/s/ Steven J. Hilton
Steven J. Hilton